Exhibit 14.1

Code of
Business Ethics

EFFECTIVE JUNE 6, 2024

Code of Business Ethics

A message from Brad Jacobs, CEO and chairman

At QXO, we’re committed to being the leader in the building products distribution industry. It’s our responsibility to set the standard for lawful and ethical business conduct within our industry and beyond. While we pride ourselves on our high-performance culture, it’s equally imperative that we conduct ourselves with integrity every day.

This culture of integrity assures our customers and stakeholders that when they work with QXO, they’re partnering with an organization dedicated to doing business the right way.

Please take the time to familiarize yourself with our Code of Business Ethics and related policies. These expectations apply consistently to all of us, regardless of position or level of authority. Treat this code as your compass: use it to guide your actions, understand the law, and navigate situations successfully. If you’re unsure of the right choice, always seek further guidance.

I have one more request: please report any suspected misconduct. You can do this without fear of retaliation by contacting your supervisor, human resources manager, the legal team, or by calling the ethics hotline.

Integrity is the foundation of QXO. We must always do what is right, speak up when necessary, and own our mistakes. It’s empowering to work at a company that exemplifies these standards at every level of the organization. As a result, our customers know they can count on QXO to be a trusted partner.

Thank you for adhering to the values we live by every day and for ensuring that our culture of integrity sets the industry standard.

/s/

Brad Jacobs

Chief Executive Officer and Chairman

QXO

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 2

Our Commitment:
Do Business the Right Way

Our mission is to deliver results. This requires us to perform to the highest standards of business conduct at all times. We will not compromise our values to meet commercial objectives. Our values are critical to our success.

Our Code of Business Ethics (“Code”) is a blueprint of the company’s business standards. All QXO employees, officers and directors must comply with the Code, as must other parties acting on QXO’s behalf, to the extent it is consistent with local law. These standards apply any time you are representing QXO or engaged in activities that could have an impact on QXO’s business or reputation. In addition to the Code, QXO has a number of supporting business ethics policies (available at ethics.qxo.com) that govern our conduct, and you must understand and comply with these policies as well.

Management’s Commitment

QXO’s management is committed to leading by example in ways that reflect our company values. This includes responding in a timely manner to employee concerns, addressing compliance risks, and providing reporting resources to ensure potential violations of company policy or law are identified and addressed.

Management—and the company overall— will not tolerate retaliation against anyone who has, in good faith, reported concerns or cooperated with ethics or compliance inquiries.

Resources Available to You

QXO’s Code and related policies are designed to help you resolve ethical and legal issues. If you are still unsure about an issue after referring to the Code and policies, ask yourself these four questions: Does it feel like the right thing to do? Does it comply with the law and company policy? Would I feel comfortable if others knew about it? Would I want to read about it online or see it in the news?

If you cannot answer “yes” to all of these questions, stop and seek guidance from your supervisor or the QXO Legal Department. Additional resources are available to you at the end of this document.

Consequences of a Violation

Failure to comply with the Code, company policies or applicable laws, rules or regulations may result in disciplinary action, up to and including termination. Some violations may also be subject to civil or criminal penalties.

Our Responsibilities

We all share a responsibility to:

●	Act with integrity in all of our business dealings, large and small.

●	Treat each other with dignity and respect.

●	Comply with all applicable policies, laws and regulations.

●	Uphold our commitment to QXO’s Code.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 4

Respect, Equal Opportunity, and Safety in the Workplace

We are committed to a work environment where respect and diversity are valued, and safety is paramount. In addition, we comply with all laws that govern fair employment and labor practices.

Equal Employment Opportunity

QXO provides equal employment opportunities to all employees and applicants. We make employment decisions without regard to race, color, age, gender, religion, national origin, mental or physical disability, medical condition, family or medical leave status, marital status, sexual orientation, gender identity, or any other basis protected by law. This includes decisions related to hiring, placement, promotion, termination, discipline, leaves of absence, compensation, benefits, and training.

Zero Tolerance for Discrimination, Harassment and Retaliation

QXO does not tolerate harassment or discrimination on the basis of any protected category or class. You must not engage in any abusive, harassing, or offensive conduct, whether verbal, physical or visual.

If you experience or become aware of any conduct that makes you uncomfortable, you should contact your supervisor, your Human Resources representative, the QXO Legal Department or the QXO Ethics Hotline.

QXO also strictly prohibits retaliation against employees who raise concerns, report potential violations of laws or policies, or participate in legal or compliance investigations.

Workplace Safety

QXO is committed to maintaining a safe work environment. All work must be performed in accordance with health and safety regulations and company policies. Immediately alert your supervisor to hazardous conditions in the workplace, vehicle accidents, work-related injuries or illnesses, violations of company policy and all other safety issues.

Drugs and Alcohol

QXO maintains a drug-free and alcohol-free work environment. You may not use or possess alcohol on company premises, except at sponsored company functions with appropriate executive pre-approval. You may not use, possess or distribute illegal drugs, or abuse prescription drugs, while on company time or property.

Workplace Violence

QXO does not tolerate violence in any form. If you witness or experience violent or threatening behavior, report it to your supervisor, Human Resources representative or the QXO Legal Department. If someone is in immediate danger, contact law enforcement.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 5

Total Integrity in Business Dealings

We are committed to maintaining the trust of customers and others in our marketplaces by acting with integrity, competing fairly, and protecting confidential information.

Honest and Accurate Information

QXO deals fairly and in good faith with our customers, suppliers, competitors, and employees. You may not take advantage of anyone through unfair business practices.

Third-Party Information

QXO does not tolerate the improper collection or use of confidential or proprietary information related to our markets, customers, competitors or any other third party. All such information must be collected through lawful means and must be properly safeguarded from unauthorized disclosure or use.

If you become aware of confidential or proprietary information about a competitor or other third party through a prior employer or other non-public source, you are not permitted to use the information in connection with QXO’s business or to disclose it to any company representative. You cannot bring the information onto QXO’s premises, including electronic systems used by QXO, or use it in any way in performing your duties or other company business.

Do not use the name, trademark or logo of another company without written permission from an authorized representative of that company. Do not reproduce, distribute, or alter copyrighted materials owned by others.

Antitrust and Fair Competition Laws

QXO complies with all antitrust and fair competition laws and does not tolerate anti-competitive activity. You cannot enter into any agreement or arrangement to limit competition or gain an improper advantage.

If you have marketing, sales, pricing or purchasing responsibilities, or if you have contact with competitors, it is particularly important for you to be aware of antitrust and fair competition considerations.

For more information about antitrust and fair competition requirements, consult QXO’s Antitrust and Fair Competition Policy.

Doing Business with the Government

QXO complies with all laws and regulations that govern dealings with federal, state, provincial, county, and local governments, including entities working on behalf of a government, or owned or controlled by a government.

If you are involved in seeking government contract work for QXO, it is particularly important for you to understand and observe all applicable rules. If you have questions or concerns regarding our government contract obligations, contact the QXO Legal Department.

There are specific rules that apply when QXO employees are interacting with government officials, as discussed in more detail in the QXO Anti-Corruption Policy. For example, no gifts or entertainment may ever be provided to government officials by QXO, as discussed in more detail in the Gifts and Entertainment section of this Code.

Government officials are broadly defined as any person, regardless of their rank or position, working for (1) a government agency or department, in any branch of government (i.e., executive, legislative, judicial, military or law enforcement) at the federal, state or local level, or (2) a government-owned or controlled entity or business, including entities such as state-owned air carriers, shippers or utility providers. This also includes any person or entity acting on behalf of a government or government-owned or controlled entity, a public international organization (e.g., the Red Cross, the United Nations or the World Bank), a political party or a candidate for political office.

Because determining who is and is not a government official is not always easy, you should consult the QXO Anti-Corruption Policy for additional details or contact the QXO Legal Department for any questions or concerns.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 6

Total Integrity in Business Dealings

When dealing with a government entity or official, you may not:

●	Seek or obtain confidential information about the government’s selection process or a competitor’s proposal;

●	Provide anything of value to a government employee including meals and entertainment;

●	Talk to a government employee about possible employment opportunities;

●	Make false or misleading statements about QXO’s services or capabilities.

●	Substitute goods or services; or

●	Use government property for any purpose other than the intended purpose.

Anti-Bribery and Anti-Corruption

QXO does not tolerate bribery or corruption in any form, directly or indirectly, whether doing business with a government entity, commercial enterprise or individual. You cannot make, authorize, offer, promise or accept bribes, kickbacks or gratuities; this includes indirect payments to third parties where there is reason to believe that even a portion of the payment will be offered to someone else for an improper purpose.

Fraudulent Activities

QXO does not tolerate fraudulent activities or fiscal misconduct in any form. In your dealings with or on behalf of QXO, you cannot make any representations that are intentionally, knowingly, or recklessly false. This includes but is not limited to forgery, unauthorized altercation, defalcation, misappropriation and other fiscal irregularities or improprieties involving property, documents, payroll records, financial records, supplies or the reporting or handling of money transactions; acceptance of a gift, favor or service that might reasonably tend to influence the discharge of your duties; theft, destruction or disappearance of records, furniture, equipment or other assets; misrepresentation of information on documents; authorizing or receiving payment for goods or services not performed; intentional inaccuracy in books and records; any apparent violation of federal, state or local laws related to dishonest activities or fraud; or any similar or related activity.

Protecting Privacy, Data Security and Personal Information

In the course of our business, we sometimes collect or have access to personal information relating to customers, employees, third-party business partners (such as vendors or suppliers) or other individuals. This information includes not only personal information such as names, addresses, and government ID numbers, but also includes any information that directly or indirectly identifies, describes or is capable of being associated with an individual or household. QXO respects and protects the privacy and security of the information that customers, employees and others entrust to us, and we expect our employees to do their part to protect that information. We are committed to using and protecting personal information in line with all applicable privacy and data security laws around the world, as well as QXO’s privacy and security policies. If you suspect or learn that any of QXO’s systems, data, content or personal information has been compromised, you must promptly report any such concerns as outlined in this Code.

Political Activities and Contributions

Political Activities by Employees

QXO values the right of our employees to participate in the political process. QXO employees are welcome to do so in a variety of ways, including by making personal contributions or by volunteering personal time to campaigns, organizations or initiatives.

The QXO Political Activity Policy requires employees to comply with all federal laws and related regulations regarding time spent during working hours in support of or opposition to federal candidates and committees. Employees may not use their position with the Company to coerce or pressure other employees to make contributions or to support or oppose any political candidates, elections or ballot initiatives.

Any political activity (including use of a QXO title or logo) that would suggest QXO’s support requires pre-approval by the QXO Legal Department.

Employees who wish to become a candidate for political office may not use their affiliation with QXO or their role as a feature of their political campaigns. Before beginning a campaign for political office, an employee should carefully consider and discuss with their manager and the QXO Legal Department the potential impact of such activity and subsequent government service in order to proactively identify any potential conflicts of interest.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 7

Total Integrity in Business Dealings

Corporate Political Activity

Many jurisdictions prohibit corporations from contributing to candidates for office but permit other forms of political activity. QXO may engage in the political process where legal and appropriate under applicable law. Any such proposed participation must be reviewed by the QXO Legal Department to ensure adherence to all legal requirements and ethical standards and to ensure such activity is in the Company’s best interest.

Political Contributions

QXO employees may make political contributions with their own funds and in accordance with their own political preferences. QXO will not reimburse or otherwise compensate employees for their political contributions.

Employees may not directly or indirectly provide any company funds or assets to any political party or candidate without written authorization from the QXO Legal Department. Employees involved in government procurement activity may not make any private political contributions in connection with government procurement activity without written authorization from the QXO Legal Department. Employees may not make, or offer to make, any political contribution, even from personal funds, to obtain or retain business or any other improper advantage on behalf of QXO.

Compliance with Insider Trading Laws

In the course of your duties with the company, you may become aware of material non-public information about QXO or another company with which QXO does business. For example, you may hear or see undisclosed financial results or information regarding the company’s strategic plans. If you become aware of material non-public information, you cannot disclose this information or use it for personal benefit or for the benefit of someone else.

You cannot trade in QXO securities while in possession of material non-public information about QXO. You must follow these same principles with respect to information you learn about any other company, including companies with which QXO does business. You also cannot discuss material non-public information, including but not limited to unpublished financial results, with the press without approval from the QXO Legal Department. Violations of insider trading laws may result in extremely serious penalties including fines, imprisonment, disgorgement, civil penalties, and termination for cause.

There are further constraints on trading that apply to certain “Covered Individuals” under QXO’s Securities Trading Policy. If you have questions about this policy, contact QXO’s Chief Legal Officer.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 8

A Good Citizen to Communities Worldwide

We are committed to maintaining a global standard of integrity in all countries where we operate. We believe in fair trade practices, in human rights, in sustainable business practices that mitigate potential damage to the environment and in doing business without corruption.

International Trade Compliance

As a global company, QXO is committed to complying with all laws and regulations governing international trade.

QXO does not permit the export or import of goods, services or data without appropriate authorization. When shipping under a government authorization, you must comply with all terms and conditions of the authorization, and you cannot divert shipments to a place or person not included in the authorization. To ensure that the company can comply with government reporting requirements relating to international trade, you must properly document all export and import transactions.

Unless you have received appropriate government authorization, you must not do business with, or for, any embargoed or sanctioned country, or any party subject to a debarment or economic sanctions. In addition, you must not participate in any boycotts not authorized by U.S. law, such as restrictive contract provisions aimed at limiting trade with Israel. If you become aware of any boycotts or other restrictive provisions, immediately contact the QXO Legal Department. It is your responsibility to know your customer and to ensure that you comply in these matters.

For more details, employees should review the QXO Trade Compliance Policy or contact the QXO Legal Department.

Human Rights

QXO is committed to conducting business in a manner that respects the human rights and dignity of all people. We do not tolerate any conduct that contributes to, encourages, or facilitates human trafficking, child labor, forced or compulsory labor, or any other human rights abuses.

Environmental Laws

QXO conducts its business in a manner that complies with all applicable environmental laws. This includes ensuring that all hazardous materials, waste or pollutants are properly labeled, stored, handled, transported, used, and disposed of. Environmental rules are often complex and vary by location. If you have any questions regarding environmental requirements, contact the QXO Legal Department.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 9

Protection of Company Assets

We are committed to safeguarding the integrity of QXO’s assets, including the information we receive from or provide to shareholders, regulators, business partners and other third parties. We avoid conflicts of interest, and we do business on our merits.

Company Resources

It is your responsibility to ensure that company property, facilities, equipment, and information are used appropriately. In addition, non-tangible company resources such as the QXO name or your time while working for QXO should be used only in furtherance of QXO business.

If you have access to company telephones, computers, mobile devices, networks, Internet access, e-mail services or other electronic resources, you may use these resources only for legitimate business purposes. Incidental personal use is permitted so long as it does not interfere with your work, is not illegal, is not used for personal gain, and does not conflict with or violate the company’s interests or policies.

If you leave the company, you must return all company property and information, including documents, data, phones, computers, and other business equipment. You agree not to access or attempt to access any electronic device, system, database, server, portal or network of QXO after your employment ceases. You further agree not to tamper with, alter, delete or destroy any company property, documents, records or data contained in any location, including but not limited to any information contained on any company-provided computer or electronic device, system, database, server, portal or network, including but not limited to re-setting electronic devices to their default settings.

Confidential and Proprietary Information

QXO rigorously protects its confidential and proprietary information from unauthorized use or disclosure. This includes information about the company’s strategies and operations, business plans, employees, customers, suppliers, financial status, trade secrets or any other information unavailable to the public. You may not use confidential or proprietary information for any purpose other than the purpose for which you are entrusted with the information.

Your obligation to safeguard the company’s confidential and proprietary information continues to be in effect after your employment with the company ends. If you leave QXO, you may not use or disclose confidential or proprietary information that you obtained during the course of your employment.

If you raise questions or concerns about potentially illegal conduct, you will not be held criminally or civilly liable under U.S. federal or state trade secret law for disclosure of a trade secret in connection with your report, provided the disclosure is made in confidence to a federal, state or local government official or an attorney and it is made solely for the purpose of reporting or investigating a suspected violation of law, or the disclosure is made in a document filed in a proceeding where such filing is made under seal so that it is not made public. Further, if you pursue a lawsuit for retaliation by an employer for reporting a suspected violation of the law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except as permitted by court order.

Business Records

Each QXO employee is responsible for ensuring that business records of all types—including expense reports, invoices, time sheets, attendance records, contract documentation and other records—accurately represent QXO’s operations, business dealings and financial results. You must retain all business records in accordance with company policy and applicable legal requirements. You must not alter, falsify or otherwise tamper with any business record.

Public Reports

Our company’s senior financial officers must ensure that all financial information disclosed in public communications and in periodic reports with the U.S. Securities and Exchange Commission is complete, accurate, timely and understandable. Persons responsible for preparing such documents must ensure that all accounting records, and the reports produced from such records, fairly and accurately represent the transactions to which they relate. These records and reports must include reasonable detail and be supported by appropriate documentation. If you become aware of anything in the company’s accounting records or reports that is false or misleading, inform the QXO Legal Department immediately.

Contracting Authority and Delegations of Authority

Only certain employees of QXO are authorized to sign official company documents or commit the company to a contract or other transaction. If you do not have such authority, you may not bind the company to any obligations. If you are authorized to sign official company documents or commit the company to obligations, you must act within the limits of your authority and accurately document any contract that you sign on behalf of QXO. Before making any business or financial commitment on behalf of QXO, you must verify that you have the proper authority by referring to the company’s Delegation of Authority Policy. Certain locations or business units may have additional, more restrictive authority and approval requirements. When applicable, these more restrictive requirements must also be followed.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 10

Conflicts of Interest

Potential Conflicts of Interest

QXO is committed to avoiding conflicts of interests or the appearance of a conflict of interest in our business dealings.

Conflicts of interest arise when your personal interests, or the interests of your friends or family members interfere with your ability to make impartial business decisions on behalf of the company. You must disclose all potential conflicts of interest to the QXO Legal Department so QXO can take appropriate measures to protect you and the company.

Some conflicts are clear and always prohibited, such as using your position at the company for improper personal gain. Other situations may be less obvious, such as having the company do business with a company owned by a friend or family member. If you are unsure about a potential conflict of interest, review the Conflicts of Interest Policy or contact the QXO Legal Department for advice. Below are some examples of common conflicts of interest.

Financial Interests in Competitors, Customers and Suppliers

As a QXO employee, you are not permitted to have a financial interest in a privately owned company that competes with QXO. You may own a small percentage (not to exceed 1%) of stock in a publicly traded company that is a competitor, supplier, or customer to QXO. Additional limitations and restrictions may be applied to the company’s senior officers.

Prohibited Engagement with Expert Network Firms

You are not permitted to provide information or services to “expert network firms.” These firms seek industry sources to arrange consultations with their clients, which can include private equity funds, hedge funds and other institutional investors who are considering investment in our industry. Expert network firms may seek to engage you as a consultant due to your knowledge of QXO or your knowledge of our industry overall. Your provision of such consulting services creates the risk that you use or disclose QXO’s confidential information or engage, or assist another party in engaging, in activities that are detrimental to or competitive with QXO.

Outside Employment and Other Activities

You must act in the best interests of the company. It is your responsibility to ensure that any non-QXO employment or other activities do not violate existing QXO commitments or relationships with a competitor, customer, supplier or other third party. Review the Conflicts of Interest Policy or contact the QXO Legal Department for more details about outside employment and other activities.

Business Relationships with Family and Friends

QXO makes all supplier-related decisions, including purchasing decisions, based solely on the supplier’s ability to meet QXO’s business needs. Personal relationships or friendships cannot be a factor in these decisions. Furthermore, you must disclose any proposed transaction involving the company and yourself, or the company and a member of your family, including any business owned by your family. Written approval by the QXO Legal Department is required before any such transaction can proceed.

Corporate Opportunities for Your Personal Benefit

In the course of your employment with QXO, you may learn about business opportunities in QXO’s industry or related to our business that you are interested in pursuing personally. You may not take personal advantage of these opportunities for yourself, and you may not communicate them to someone outside the company, unless you have disclosed these opportunities to the company and received permission to pursue them.

Romantic or Other Intimate Relationships

Conflicts of interest also include romantic or other intimate relationships between managers and members of their teams, which may result in the manager being personally biased, or appearing to be biased, when making employment decisions about the employee. Review the QXO Conflicts of Interest Policy or contact the QXO Legal Department for more details about intimate relationships in the workplace.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 11

Gifts and Entertainment

Gifts and Entertainment

QXO wins and awards business based on merit. The company does not give or receive business gifts of products, services or entertainment in order to improperly influence business decisions.

Any gift or entertainment you give or receive must be legal under local law, provided openly, given infrequently, must be reasonable in value and not lavish, appropriate under the circumstances and incidental to a legitimate business transaction or relationship. You may not give or accept gifts or entertainment that could create or appear to create an improper influence on a business relationship or decision. Examples include meals, event tickets and golf outings. You are never permitted to request that a gift or entertainment be given to you.

You should never give a gift to or engage in entertainment with a government official. As defined above in the Anti-Bribery and Anti-Corruption section of this Code, this includes employees of state-owned entities such as a state-owned air carrier, shipper or utility provider. Gifts to and entertainment with government officials and entities are never permissible. Please consult the QXO Anti-Corruption Policy for additional guidance on interactions with government officials and contact the QXO Legal Department with any questions.

It may not always be clear whether a gift is appropriate. Some types of gifts are never allowed, such as cash or “cash equivalents” (for example, a gift card), gifts or entertainment of an offensive or explicit nature and gifts prohibited by law or contract.

Ask yourself:

If you are unsure whether the gift is appropriate, ask yourself if the gift is:

●	Reasonable, customary, of modest value, and infrequently given?

●	Intended to enhance a business relationship and not to improperly influence the recipient’s objectivity?

●	Unsolicited, with no obligation or expectation of reciprocation?

●	In good taste and not likely to embarrass the company or anyone else if disclosed publicly?

●	Being given to or received from a commercial party (not a government official)?

●	Allowed under the organizational policies of both QXO and the recipient or giver?

●	Publicly acceptable, meaning you would be comfortable having others, including your friends and family, know about the gift?

If the answer to any of these questions is “no,” you must contact the QXO Legal Department at ethics@qxo.com for approval before proceeding.

Mandatory Approval Process for Gifts and Entertainment

Approval Requirement for Gifts: You must obtain advance, written approval from the QXO Legal Department prior to giving or receiving any gift valued at $150 USD or more. Requests for approval are to be submitted to ethics@qxo.com. You must also comply with all other expense approval requirements. For example, your specific location or business unit may have additional, more restrictive approval requirements for gifts. If this is the case, the more restrictive requirements must be followed.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 12

Gifts and Entertainment

Approval Requirement for Entertainment

Entertainment—such as meals, sporting events or other activities you attend with customers, vendors or other third parties—must be properly approved. You must obtain advance, written approval from the QXO Legal Department for entertainment given or received in the amount of $200 USD or more per person. Requests for approval are to be submitted to ethics@qxo.com.

If the entertainment involves funds intended for charity, such as golf outings or other types of sponsorships, you must obtain advance, written approval from the QXO Legal Department, regardless of the amount involved. See the Charitable Contributions and Sponsorships section below.

You must also comply with all other expense approval requirements. For example, your specific location or business unit may have additional, more restrictive approval requirements for entertainment. If this is the case, the more restrictive requirements must be followed.

All gifts and entertainment related expenses and approvals must be accurately recorded in the company’s books and records. If you give a gift or entertainment, you must document it in your expense report, including the value of the gift or entertainment, the parties involved (gift giver or receiver and entertainment recipient or participant), and a description of the legitimate business purpose for the gift or entertainment, along with evidence of written pre-approval (where required) and supporting receipts.

Charitable Donations and Sponsorships

All charitable contributions and sponsorships made by QXO—regardless of amount—must be approved in writing by both the Business Unit President and the QXO Legal Department.

Charitable Contributions

Charitable contributions are donations paid directly to charitable or civic organizations and not through a third party. Only donations made to bona fide, tax-exempt charitable organizations (such as 501(c)(3)-designated organizations in the United States) may be made. Charitable contributions must go to an organization, not to an individual, and should never be offered or given as an inducement to obtain or retain business. All such donations should be recorded as a charitable contribution, and evidence of the tax-exempt designation must be submitted to support the expense.

Sponsorships

These contributions may involve solicitations from customers or local community groups for the purpose of supporting charitable or civic organizations and involve interaction with customers (for example golf or sport outings, table sponsorship at a lunch or dinner event). As with charitable contributions, sponsorships should be provided to an organization, not an individual, and should never be offered or given as an inducement to obtain or retain business. These expenses should be recorded as “sponsorships” and not “charitable contributions.” For additional information and guidance, you should consult the QXO Anti-Corruption Policy and contact the QXO Legal Department with any questions.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 13

Additional Resources:

How to Ask Questions and Report Concerns

You may use the channels below as often as necessary to uphold QXO’s business ethics standards.

How to Report Concerns

It is your responsibility to speak up and raise questions and concerns and to report any known or suspected conduct that violates this Code, company policies or the law. Employees who speak up are protected under applicable laws, as well as by QXO’s zero tolerance policy against harassment, discrimination, and retaliation. You should raise concerns promptly to your supervisor, your local Human Resources representative or to the QXO Legal Department.

The following avenues are also open to you:

Ethics Hotline 844-628-9762	The Ethics Hotline is a toll-free telephone service operated by an independent company. The Ethics Hotline allows you to anonymously report a concern. The Ethics Hotline is available 24 hours a day, seven days a week.

EthicsPoint Online qxo.ethicspoint.com	EthicsPoint is an online site operated by an independent company. EthicsPoint will allow you to anonymously report a concern.

Ethics Email ethics@qxo.com	If for any reason you are unable to connect using the Ethics Hotline and EthicsPoint Online, you can email the QXO Legal Department at ethics@qxo.com.

You may report concerns anonymously if you choose to do so; however, identifying yourself better enables the company to investigate your concerns and provide you with appropriate follow-up. All reports are handled as confidentially as possible.

After a Report Is Submitted

Each report is forwarded to an appropriate member of management, Human Resources or the QXO Legal Department for prompt review. QXO evaluates each report carefully to determine whether further investigation or action is necessary. Employees are required to cooperate fully with company investigations.

The company makes every effort to safeguard the confidentiality of each report, whether or not it is made anonymously; however, sometimes this is not possible due to legal responsibilities or the nature of the incident. Circumstances may prevent the company from sharing what actions it has taken in response to a report.

Please do not attempt to conduct your own individual investigation. Acting on your own may compromise the integrity of the company’s investigation. QXO will comply with all applicable laws, including data privacy laws, that apply to the reporting party and or the location of the reported incident.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 14

Index of Business Ethics Policies

This Code is supported by the following QXO Business Ethics Policies:

●	Anti-Corruption

●	Antitrust and Fair Competition

●	Conflicts of Interest

●	Privacy

●	Trade Compliance

●	Securities Trading

●	Human Trafficking

●	Political Activity

If you would like copies of any of these policies, please visit ethics.qxo.com or contact ethics@qxo.com.

Additional requirements may apply to specific locations or business units. If you are working at a customer location, you must follow QXO’s policies and any additional, more restrictive policies required by the customer. Please contact the QXO Legal Department, your local Human Resources representative or refer to ethics.qxo.com for further information.

Any waiver of provisions in this Code for directors and executive officers may be granted only by the board of directors or a committee of the board.

Code of Business Ethics – ©2024 QXO, Inc.	PAGE 15